Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 25, 2021	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2022;

DECLARES QUARTERLY DIVIDEND OF $0.20 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, OCTOBER 26, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the first quarter of fiscal 2022 of $12.7 million, an increase of $2.8 million, or 27.6%, as compared to the same period of the prior fiscal year. The increase was attributable to an increase in net interest income and a negative provision for credit losses in the current period, as compared to a charge in the year ago period, partially offset by increases in noninterest expense and provision for income taxes, and a decrease in noninterest income. Preliminary net income was $1.43 per fully diluted common share for the first quarter of fiscal 2022, an increase of $.34 as compared to the $1.09 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2022:

●	Annualized return on average assets was 1.87%, while annualized return on average common equity was 17.7%, as compared to 1.57% and 15.6%, respectively, in the same quarter a year ago, and 2.01% and 19.8%, respectively, in the fourth quarter of fiscal 2021, the linked quarter.

●	Earnings per common share (diluted) were $1.43, up $.34, or 31.2%, as compared to the same quarter a year ago, and down $.10, or 6.5%, from the fourth quarter of fiscal 2021, the linked quarter.

●	The Company recorded a negative provision for credit losses totaling $305,000, consisting of a negative provision for credit losses (PCL) attributable to its outstanding loan balances of $679,000, partially offset by a PCL attributable to off-balance sheet credit exposures of $374,000. In the same quarter a year ago, PCL attributable to outstanding loan balances totaled $774,000, and PCL attributable to off-balance sheet credit exposures totaled $226,000, for a total charge to earnings of $1.0 million. Nonperforming assets were $8.4 million, or 0.31% of total assets, at September 30, 2021, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021, and $11.3 million, or 0.44% of total assets, at September 30, 2020.

●	Net loans increased $49.2 million during the quarter, despite balances of SBA Paycheck Protection Program (PPP) loans declining by $36.6 million. Deposit balances increased by $40.9 million in the quarter. Certificate of deposit balances continued to decline, but at a more moderate pace, while nonmaturity balances increased.

●	Net interest margin for the quarter was 4.01%, as compared to 3.73% reported for the year ago period, and 3.74% reported for the fourth quarter of fiscal 2021, the linked quarter. Net interest income was increased significantly by accelerated accretion of deferred origination fees on PPP loans as those loans were repaid through SBA forgiveness. Discount accretion on acquired loan portfolios was modestly decreased in the current quarter as compared to the year ago period, but increased modestly as compared to the linked period. Average cash balances remained elevated compared to the year-ago period, but were reduced as compared to the linked quarter.

●	Noninterest income was down 8.6% for the quarter, as compared to the year ago period, and down 7.0% as compared to the fourth quarter of fiscal 2021, the linked quarter. Gains on sale of residential loans originated for sale into the secondary market were lower than in the year ago and linked quarters, and servicing income was lower as compared to the year ago and linked quarters on fewer originations and the inclusion in the linked quarter of recognition of an improved valuation of mortgage servicing rights.

●	Noninterest expense was up 7.2% for the quarter, as compared to the year ago period, and up 0.2% from the fourth quarter of fiscal 2021, the linked quarter.

Dividend Declared:

The Board of Directors, on October 19, 2021, declared a quarterly cash dividend on common stock of $0.20, payable November 30, 2021, to stockholders of record at the close of business on November 15, 2021, marking the 110th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 26, 2021, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-844-200-6205 in the United States (all other locations: 1-929-526-1599). Participants should use participant access code 857442. Telephone playback will be available beginning one hour following the conclusion of the call through November 8, 2021. The playback may be accessed in the United States by dialing 1-866-813-9403 (Canada: 1-226-828-7578, UK local: 0204-525-0658, and all other locations: +44-204-525-0658), and using the conference passcode 735311.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first three months of fiscal 2022, with total assets of $2.7 billion at September 30, 2021, reflecting an increase of $38.0 million, or 1.4%, as compared to June 30, 2021. Growth primarily reflected an increase in net loans receivable, partially offset by a decrease in cash and cash equivalents.

Cash equivalents and time deposits were a combined $112.4 million at September 30, 2021, a decrease of $12.2 million, or 9.8%, as compared to June 30, 2021. The decrease was primarily a result of loan growth outpacing deposit growth during the period. AFS securities were $209.4 million at September 30, 2021, an increase of $2.4 million, or 1.2%, as compared to June 30, 2021.

Loans, net of the allowance for credit losses (ACL), were $2.2 billion at September 30, 2021, an increase of $49.2 million, or 2.2%, as compared to June 30, 2021. Gross loans increased by $48.6 million, while the ACL attributable to outstanding loan balances decreased $679,000, reflecting our negative PCL and no net charge offs during the period. The increase in loan balances in the portfolio was primarily attributable to increases in residential and commercial real estate loans, partially offset by decreases in construction loan balances and commercial loans. Residential real estate loans increased due to growth in multifamily and 1- to 4-family residential lending. Commercial loan balances decreased primarily as a result of forgiveness of PPP loans, but this was partially offset by increases in agricultural operating lines and commercial and industrial loans. After declining by $36.6 million during the period, unpaid PPP loan balances were $26.4 million at September 30, 2021, while unrecognized deferred fee income on those loans was approximately $1.3 million. Management expects forgiveness payments to continue over the next few quarters. Loans anticipated to fund in the next 90 days totaled $181.1 million at September 30, 2021, as compared to $141.5 million at June 30, 2021, and $122.7 million at September 30, 2020.

Nonperforming loans were $6.1 million, or 0.27% of gross loans, at September 30, 2021, as compared to $5.9 million, or 0.26% of gross loans at June 30, 2021. Nonperforming assets were $8.4 million, or 0.31% of total assets, at September 30, 2021, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021.

Our ACL at September 30, 2021, totaled $32.5 million, representing 1.43% of gross loans and 530.6% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.49% of gross loans and 566.1% of nonperforming loans at June 30, 2021. The ACL at September 30, 2021, also represented 1.44% of gross loans excluding PPP loans. The Company has estimated its credit losses as of September 30, 2021, under ASC 320-20, and management believes the allowance for credit losses as of that date is adequate based on that estimate; however, there remains significant uncertainty regarding the possible length of time before economic activity fully recovers from the COVID-19 pandemic, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. From late June to early July, public health authorities in our market area began reporting significant increases in COVID-19 cases and hospitalizations, although these have abated since mid to late August. Management considered the potential impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, most notably including our borrowers in the hotel industry.

Provisions of the CARES Act and subsequent legislation allow financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs) for certain loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers experienced or expected difficulties due to the impact of the pandemic. Initially, the Company generally granted deferrals under this program for three-month periods, while interest-only modifications were generally for six-month periods. Some borrowers were granted additional periods of deferral or interest-only modifications. The Company did not account for these loans as TDRs. As of September 30, 2021, no loans remained on COVID-related payment deferrals, and four loans with balances of approximately $23.7 million remained on interest-only payment modifications. These figures are relatively unchanged since June 30, 2021, and down significantly from one year prior. For these borrowers whose payment terms have not returned to the original terms under their loan agreement, the Company has classified the credit as a “special mention” status credit. While management considers progress made by our borrowers in responding to the pandemic to be relatively strong, and the performance of our loan portfolio to be encouraging to date, we cannot predict with certainty the difficulties to be faced in coming months. Should markets where our borrowers operate experience continued high levels of COVID-19 cases, or a resurgence, business activity or employee attendance could be negatively impacted, or borrowers could be required by local authorities to restrict activity.

Total liabilities were $2.4 billion at September 30, 2021, an increase of $28.2 million, or 1.2%, as compared to June 30, 2021.

Deposits were $2.4 billion at September 30, 2021, an increase of $40.9 million, or 1.8%, as compared to June 30, 2021. This increase primarily reflected an increase in non-interest bearing transaction accounts, interest-bearing transaction accounts, and savings accounts, partially offset by a decrease in certificates of deposit. The increase was net of a $9.6 million decrease in public unit funds, which totaled $316.8 million at September 30, 2021, while brokered deposits were unchanged, and included time deposits of $5.0 million and nonmaturity deposits of $20.1 million. Customers have held unusually high balances on deposit during the uncertain environment of recent periods, but the Company expects that some of the higher-than-normal balances may dissipate over the course of calendar year 2022. The average loan-to-deposit ratio for the first quarter of fiscal 2022 was 96.4%, as compared to 99.1% for the same period of the prior fiscal year.

FHLB advances were $46.5 million at September 30, 2021, a decrease of $11.0 million, or 19.1%, as compared to June 30, 2021, as the Company utilized cash to repay maturing term advances.

The Company’s stockholders’ equity was $293.3 million at September 30, 2021, an increase of $9.8 million, or 3.5%, as compared to June 30, 2021. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by repurchases of the Company’s common stock. During the first quarter of fiscal 2022, the Company repurchased 26,607 common shares for $1.2 million, at an average price of $44.15.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2021, was $25.6 million, an increase of $3.6 million, or 16.2%, as compared to the same period of the prior fiscal year. The increase was attributable to an 8.2% increase in the average balance of interest-earning assets, combined with an increase in net interest margin to 4.01% in the current three-month period, from 3.73% in the same period a year ago. As a material amount of PPP loans were forgiven, and therefore repaid ahead of their scheduled maturity, the Company recognized accelerated accretion of interest income from deferred origination fees on these loans. In the current quarter, this component of interest income totaled $2.2 million, adding 34 basis points to the net interest margin, with no comparable item in the year ago period. In the linked quarter, ended June 30, 2021, accelerated accretion of deferred origination fees on PPP loans totaled $1.3 million, adding 20 basis points to the net interest margin. Accretion of deferred origination fees on these loans will decline in future periods.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the Gideon Acquisition, and the Central Federal Acquisition resulted in $376,000 in net interest income for the three-month period ended September 30, 2021, as compared to $339,000 in net interest income for the same period a year ago. The Company generally expects this component of net interest income to decline over time, although volatility may occur to the extent we have periodic resolutions of specific loans. Combined, this component of net interest income contributed six basis points to net interest margin in the three-month period ended September 30, 2021, as compared to a contribution of six basis points in the same period of the prior fiscal year, and a seven basis point contribution in the linked quarter, ended June 30, 2021, when net interest margin was 3.74%.

The Company recorded a negative provision for credit losses of $305,000 for the three-month period ended September 30, 2021, as compared to a provision for credit losses of $1.0 million in the same period of the prior fiscal year. The negative provision in the current period was due to a $679,000 reduction in the Company’s required ACL on outstanding loan balances, partially offset by a $374,000 increase in the Company’s required ACL for off-balance sheet credit exposure. The Company assesses that the economic outlook has remained relatively steady as compared to the quarter ended June 30, 2021, though uncertainty remains as noted in our discussion of the ACL, above. As a percentage of average loans outstanding, the negative provision for credit losses in the current three-month period represented a recovery of 0.05% (annualized), while the Company recorded no net charge offs during the period. During the same period of the prior fiscal year, the provision represented a charge of 0.19% (annualized), while the Company recorded net charge offs of 0.03% (annualized).

The Company’s noninterest income for the three-month period ended September 30, 2021, was $4.5 million, a decrease of $426,000, or 8.6%, as compared to the same period of the prior fiscal year. In the current period, decreases in gains realized on the sale of residential real estate loans originated for that purpose and loan servicing income were partially offset by increases in deposit account service charges, bank card interchange income, and other income. Origination of residential real estate loans for sale on the secondary market was down 69% as compared to the year ago period, as both refinancing and purchase activity declined, resulting in a decrease in both gains on sale of these loans and recognition of new mortgage servicing rights. Approximately one-fifth of the decline was due to the Company’s decision to retain for its portfolio some mortgage loans that were fully underwritten and documented for sale on the secondary market, due to its liquidity position. Deposit service charges increased primarily due to an increase in NSF activity as compared to the year ago period. Bank card interchange income increased due to a 12.3% increase in the number of bank card transactions and a 17.7% increase in bank card dollar volume, as compared to the same quarter a year ago. Other income increased as the Company recorded a $137,000 net gain on the sale of multiple properties acquired as bank facilities via acquisition, but no longer utilized for that purpose.

Noninterest expense for the three-month period ended September 30, 2021, was $14.2 million, an increase of $1.0 million, or 7.2%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to compensation and benefits, occupancy expenses, data processing charges, and advertising. The increase in compensation and benefits as compared to the prior year period primarily reflected standard increases in compensation and benefits over the prior year. Occupancy expenses increased due in part to remodeled or relocated facilities, an additional location, new ATM and ITM installations, and other equipment purchases. The increase in data processing charges reflects a change from a below-trend expense level in the year-ago period due to timing differences. The increase in advertising expense reflects a return to planned levels of expenditures following reduced activity in the year-ago period. The efficiency ratio for the three-month period ended September 30, 2021, was 47.2%, as compared to 49.1% in the same period of the prior fiscal year, with the improvement attributable primarily to the current period’s increases in net interest income, while the increase in noninterest expenses was relatively contained.

The income tax provision for the three-month period ended September 30, 2021, was $3.5 million, an increase of $741,000, or 27.0% as compared to the same period of the prior fiscal year. This was a result of higher pre-tax income, while the effective tax rate was little changed at 21.5%, as compared to 21.6% in the same period a year ago.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2021	2021	2021	2020	2020

Cash equivalents and time deposits	$112,382	$124,571	$237,873	$150,496	$42,850
Available for sale (AFS) securities	209,409	207,020	190,409	181,146	175,528
FHLB/FRB membership stock	10,456	10,904	11,181	11,004	11,956
Loans receivable, gross	2,282,021	2,233,466	2,170,112	2,156,870	2,185,547
Allowance for credit losses	32,543	33,222	35,227	35,471	35,084
Loans receivable, net	2,249,478	2,200,244	2,134,885	2,121,399	2,150,463
Bank-owned life insurance	44,099	43,817	43,539	43,268	43,644
Intangible assets	20,868	21,218	21,168	21,453	21,582
Premises and equipment	65,253	64,077	63,908	63,970	64,430
Other assets	26,596	28,679	29,094	30,262	30,281
Total assets	$2,738,541	$2,700,530	$2,732,057	$2,622,998	$2,540,734

Interest-bearing deposits	$1,985,316	$1,972,384	$1,981,345	$1,927,351	$1,861,051
Noninterest-bearing deposits	386,379	358,419	387,416	337,736	307,023
FHLB advances	46,522	57,529	62,781	63,286	85,637
Other liabilities	11,796	13,532	12,358	11,743	11,880
Subordinated debt	15,268	15,243	15,218	15,193	15,168
Total liabilities	2,445,281	2,417,107	2,459,118	2,355,309	2,280,759

Total stockholders’ equity	293,260	283,423	272,939	267,689	259,975

Total liabilities and stockholders’ equity	$2,738,541	$2,700,530	$2,732,057	$2,622,998	$2,540,734

Equity to assets ratio	10.71%	10.50%	9.99%	10.21%	10.23%

Common shares outstanding	8,878,591	8,905,265	8,959,296	9,035,232	9,126,625
Less: Restricted common shares not vested	31,845	31,845	31,845	25,410	27,260
Common shares for book value determination	8,846,746	8,873,420	8,927,451	9,009,822	9,099,365

Book value per common share	$33.15	$31.94	$30.57	$29.71	$28.57
Closing market price	44.89	44.96	39.42	30.44	23.58

Nonperforming asset data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2021	2021	2021	2020	2020

Nonaccrual loans	$6,133	$5,869	$6,757	$8,330	$8,775
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	6,133	5,869	6,757	8,330	8,775
Other real estate owned (OREO)	2,240	2,227	2,651	2,707	2,466
Personal property repossessed	8	23	—	44	9
Total nonperforming assets	$8,381	$8,119	$9,408	$11,081	$11,250

Total nonperforming assets to total assets	0.31%	0.30%	0.34%	0.42%	0.44%
Total nonperforming loans to gross loans	0.27%	0.26%	0.31%	0.39%	0.40%
Allowance for loan losses to nonperforming loans	530.62%	566.06%	521.34%	425.82%	399.82%
Allowance for loan losses to gross loans	1.43%	1.49%	1.62%	1.64%	1.61%

Performing troubled debt restructurings (1)	$3,585	$3,241	$7,092	$7,897	$7,923

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2021	2021	2021	2020	2020

Interest income:
Cash equivalents	$60	$67	$70	$48	$41
AFS securities and membership stock	1,106	1,126	1,025	997	1,024
Loans receivable	27,694	26,339	26,005	26,826	25,907
Total interest income	28,860	27,532	27,100	27,871	26,972
Interest expense:
Deposits	2,816	3,141	3,494	3,863	4,390
FHLB advances	276	314	325	347	380
Subordinated debt	130	131	132	134	138
Total interest expense	3,222	3,586	3,951	4,344	4,908
Net interest income	25,638	23,946	23,149	23,527	22,064
Provision for credit losses	(305)	(2,615)	(409)	1,000	1,000
Noninterest income:
Deposit account charges and related fees	1,561	1,279	1,275	1,360	1,339
Bank card interchange income	951	1,243	1,004	836	830
Loan late charges	107	189	118	138	141
Loan servicing fees	154	559	217	368	310
Other loan fees	451	302	266	305	327
Net realized gains on sale of loans	369	531	853	1,390	1,206
Net realized gains on AFS securities	—	—	90	—	—
Earnings on bank owned life insurance	281	277	270	974	280
Other noninterest income	641	477	431	349	508
Total noninterest income	4,515	4,857	4,524	5,720	4,941
Noninterest expense:
Compensation and benefits	8,199	8,007	7,739	7,545	7,720
Occupancy and equipment, net	2,113	2,053	1,990	1,866	1,970
Data processing expense	1,269	1,322	1,253	1,175	1,062
Telecommunications expense	320	321	317	308	315
Deposit insurance premiums	178	173	174	218	201
Legal and professional fees	234	403	256	236	198
Advertising	329	391	240	219	230
Postage and office supplies	195	211	198	195	193
Intangible amortization	338	338	338	338	380
Foreclosed property expenses	31	6	48	38	50
Other noninterest expense	1,018	975	975	908	953
Total noninterest expense	14,224	14,200	13,528	13,046	13,272
Net income before income taxes	16,234	17,218	14,554	15,201	12,733
Income taxes	3,488	3,529	3,096	3,153	2,747
Net income	12,746	13,689	11,458	12,048	9,986
Less: Distributed and undistributed earnings allocated
to participating securities	46	49	41	34	30
Net income available to common shareholders	$12,700	$13,640	$11,417	$12,014	$9,956

Basic earnings per common share	$1.43	$1.53	$1.27	$1.33	$1.09
Diluted earnings per common share	1.43	1.53	1.27	1.32	1.09
Dividends per common share	0.20	0.16	0.16	0.15	0.15
Average common shares outstanding:
Basic	8,867,000	8,895,000	8,972,000	9,064,000	9,100,000
Diluted	8,874,000	8,902,000	8,976,000	9,067,000	9,102,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2021	2021	2021	2020	2020

Interest-bearing cash equivalents	$83,697	$158,108	$171,403	$40,915	$19,768
AFS securities and membership stock	212,564	206,203	197,984	184,828	181,535
Loans receivable, gross	2,262,095	2,193,522	2,146,364	2,177,989	2,162,125
Total interest-earning assets	2,558,356	2,557,833	2,515,751	2,403,732	2,363,428
Other assets	171,505	166,312	170,475	170,158	174,574
Total assets	$2,729,861	$2,724,145	$2,686,226	$2,573,890	$2,538,002

Interest-bearing deposits	$1,986,023	$1,985,118	$1,965,191	$1,886,883	$1,865,636
FHLB advances	54,701	60,252	63,068	69,991	70,272
Subordinated debt	15,256	15,230	15,205	15,180	15,155
Total interest-bearing liabilities	2,055,980	2,060,600	2,043,464	1,972,054	1,951,063
Noninterest-bearing deposits	359,717	374,744	357,746	325,091	316,996
Other noninterest-bearing liabilities	25,593	11,585	14,563	13,021	14,673
Total liabilities	2,441,290	2,446,929	2,415,773	2,310,166	2,282,732

Total stockholders’ equity	288,571	277,216	270,453	263,724	255,270

Total liabilities and stockholders’ equity	$2,729,861	$2,724,145	$2,686,226	$2,573,890	$2,538,002

Return on average assets	1.87%	2.01%	1.71%	1.87%	1.57%
Return on average common stockholders’ equity	17.7%	19.8%	16.9%	18.3%	15.6%

Net interest margin	4.01%	3.74%	3.68%	3.92%	3.73%
Net interest spread	3.88%	3.61%	3.54%	3.76%	3.55%

Efficiency ratio	47.2%	49.3%	48.9%	44.6%	49.1%